Exhibit (d)(xxix)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of August 22, 2008, by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”) and THORNBURG INVESTMENT MANAGEMENT, INC., a Delaware Corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated November 1, 1999, as amended, pursuant to which the Subadviser furnishes investment advisory services to certain series of SunAmerica Focused Series, Inc. (the “Fund”) as listed on Schedule A of the Subadvisory Agreement; and

WHEREAS, the parties desire to further amend the Subadvisory Agreement to reflect the removal of two series, Focused Growth Portfolio and Focused Growth and Income Portfolio from Schedule A; and

WHEREAS, the Board of Directors of the Fund has approved this Amendment to Subadvisory Agreement and it is not required to be approved by the shareholders of the series.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Schedule A of the Subadvisory Agreement shall be replaced with the Schedule A attached hereto.

2.	This Amendment to the Subadvisory Agreement is effective as of August 22, 2008.

3.	The Subadvisory Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

THORNBURG INVESTMENT MANAGEMENT, INC.

By:
Name:
Title:

2

SCHEDULE A